Exhibit 5.1

June 25, 2025

Allot Ltd.

22 Hanagar Street
Neve Ne’eman Industrial Zone B
Hod-Hasharon 4501317, Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Allot Ltd., an Israeli company (the “Company”), in connection with a Prospectus Supplement (the “Prospectus Supplement”) filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”), dated June 24, 2025, to the Registration Statement on Form F-3 (File No. 333-286174) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act, relating to the offering for sale of an aggregate of 5,750,000 Ordinary Shares, NIS 0.10 par value per share, of the Company (the “Shares”), at a purchase price of $8.00 per Share, which includes up to 750,000 Shares subject to an underwriters’ option to purchase additional shares. The Shares are to be sold pursuant to an underwriting agreement by and between the Company and TD Securities (USA) LLC and William Blair & Company, L.L.C., as representatives of the several underwriters named in Schedule A to the Underwriting Agreement, dated June 24, 2025 (the “Underwriting Agreement”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection herewith, we have examined and relied without investigation as to matters of fact upon (i) the Registration Statement and the exhibits thereto, (ii) the Prospectus Supplement, (iii) the Underwriting Agreement, and (iv) such certificates and statements of public officials and officers and representatives of the Company, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments, as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

We hereby consent to the filing of this opinion on Form 6-K, the incorporation thereof by reference in the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Securities Act.

Very truly yours,

/s/ Goldfarb Gross Seligman & Co.
Goldfarb Gross Seligman & Co.